UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2005

CBIZ, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-25890	22-2769024

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio	44131

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 216-447-9000

Century Business Services, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On July 26, 2005, Century Business Services, Inc. (CBIZ) announced its earnings and conducted its earnings conference call for the second quarter ended June 30, 2005. A copy of the press release is filed herewith as Exhibit 99.1. On the conference call, CBIZ disclosed the following additional information:

•	On a year to date basis, same-unit revenue growth for the Accounting, Tax and Advisory group and Medical Practice Management group was approximately 7% and 13%, respectively.

•	CBIZ reduced bank debt from approximately $54 million at December 31, 2004 to approximately $50 million at June 30, 2005. Significant uses of cash during that period included $16 million for business acquisitions and share repurchases, and $3.8 million for capital expenditures. Annualized free cash flows in future years are expected to be between $25 million and $30 million.

•	Consolidation and integration charges increased by approximately $1.8 million for the six months ended June 30, 2005 verses the comparable period in 2004, primarily related to co-location activities during the first quarter of 2005 in the Chicago and Denver markets. Consolidation and integration charges for the second quarter of 2005 totaled approximately $0.8 million and were consistent with charges incurred during the comparable period in 2004.

•	The increase in general and administrative expenses for the second quarter of 2005 from the second quarter of 2004 was primarily related to a $1 million increase in the earnings incentive plan, which is based upon actual performance verses planned results.

•	CBIZ earned interest at a rate of approximately 3% on restricted cash and funds held for clients, which contributed a large portion of the $1 million balance in other income for the quarter ended June 30, 2005.

•	The effective tax rate is expected to be between 40% and 41% for the year ended December 31, 2005.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 Press Release of Century Business Services, Inc. dated July 26, 2005, announcing its financial results for the second quarter ended June 30, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBIZ, INC.
Date: August 1, 2005
/s/ Ware H. Grove

Ware H. Grove Chief Financial Officer